Exhibit 99.6
                                                                    ------------

                           Hanover Capital Corporation
                           505 Park Avenue 16th Floor
                            New York, New York 10022
                                  212 755 1222

March 7, 2001

The Board of Directors
Aqua Care Systems, Inc.
11820 N.W. 37th Street
Coral Springs, Florida 33065

Gentlemen:

         We understand that Aqua Care Systems, Inc. ("Aqua Care" or the "Company") has been advised that AV, Inc. has commenced a tender offer to purchase up to 900,000 shares of the Company's Common Stock for $2.25 per share in cash (the "Tender Offer"). For the purposes of this letter, the Tender Offer will constitute only the draft delivered to us dated February 22, 2001, which draft the Committee's legal counsel has advised us will be furnished to Aqua Care's Board of Directors (the "Board") for approval. The terms of the Tender Offer are more fully described in the Tender Offer Statement on Schedule TO filed with the U.S. Securities and Exchange Commission on February 22, 2001 (the "Tender Offer Statement").

         You have requested our opinion as to whether or not the consideration to be received by the Company's shareholders pursuant to the Tender Offer (the "Consideration") is fair, from a financial point of view, to the Public Shareholders as of the date hereof. In arriving at the opinion set forth herein, we have, among other things:

     a)   reviewed the financial terms of the Tender Offer;

     b) reviewed and analyzed certain business and financial information with respect to Aqua Care, including financial forecasts, prepared by the Company (the Board has advised us that it has no reason to believe that management has changed its position with respect to such information; additionally, management has advised us that it has not changed its position with respect to such information);

     c) held discussions with certain members of the management of the Company concerning its business, operations and prospects;

     d) reviewed the Company's Annual Reports on Forms 10-K for the two fiscal years ended December 31, 1999 and the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2000;

     e) reviewed the price and public trading history of the Company's common stock; and

     f) reviewed certain publicly available information provided to us by the Company regarding the industry in which the Company competes.

The Board of Directors
Aqua Care Systems, Inc.
March 7, 2001
Page 2


         In connection with our opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information supplied or otherwise made available by the Company. We have neither attempted independently to verify nor have we assumed any responsibility for verification of such information. We have not made or obtained or assumed any responsibility for making or obtaining independent evaluations or appraisals of Aqua Care or its assets or liabilities (contingent or otherwise), nor have we been furnished with any such evaluations or appraisals. With respect to the financial forecasts referred to above, we have assumed, upon the advice of the Company, that they have been reasonably prepared on, basis reflecting the best available good faith estimate and judgment of the management of the Company as to the future financial performance of the Company, and that the Company will perform substantially in accordance with such forecasts. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. We have assumed that the Tender Offer will be consummated on the terms described in the Tender Offer Statement without any waiver of or modification to any of the material terms and conditions.

         We were not asked to consider, and our opinion does not address, the consideration the Company might pay for Access Pharmacy and Home Health Services of Davie, LLC ("Access"), the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which Aqua Care might engage. Our conclusions are based solely on information available to us on or before the date hereof and reflect economic, market and other conditions as of such date.

         This opinion has been prepared solely for the benefit and use of the Board in connection with its consideration of the Tender Offer. This opinion does not constitute a recommendation to any shareholder as to whether or not such investor should vote for or against the Tender Offer. We have acted as financial advisor to the Board in connection with the Tender Offer and will receive a fee for our services that will be paid in part upon the delivery of this opinion, but which is not contingent upon the consummation of the Tender Offer. Aqua Care has agreed to indemnify Hanover Capital Corporation for certain liabilities that may arise in connection with the rendering of this opinion.

         In rendering this opinion, we have not been engaged to act as an agent or fiduciary of the Company's shareholders or any other third party, and the Board has expressly waived to the fullest extent permitted by law any duties or liabilities we may otherwise be deemed to have had in this regard.

         This opinion speaks as of its date only, and we have no obligation to update this opinion to take into account new facts and circumstances. This opinion is intended for distribution only to the Board and may not be distributed or disclosed in whole or part to any other party without our express written consent, except as provided in the letter agreement between the undersigned and the Company.

         On the basis of, and subject to, the foregoing, we are not able to render an opinion that the Consideration is fair, from a financial point of view, to the Shareholders of the Company. The fact that

The Board of Directors
Aqua Care Systems, Inc.
March 7, 2001
Page 3


the Tender Offer is for only a portion (30.3%) of the total outstanding shares of the Company's Common Stock was a factor in rendering our opinion.


Very truly yours,




Hanover Capital Corporation